Exhibit 99.2

TMC THE METALS COMPANY INC.

Third Quarter 2021 Corporate Update Conference Call

Thursday, November 11, 2021

Transcript of Conference Call and Non-GAAP Financial Measure Legend

Moderator: Good afternoon everyone and thank you for participating in The Metals Company’s Third Quarter 2021 Corporate Update conference call. Joining us today are The Metals Company's Executive Chairman and Chief Executive Officer Gerard Barron and Chief Financial Officer Craig Shesky. Following their remarks, we'll open the call for your questions. I would now like to turn the call over to CFO, Craig Shesky, as he reads the company's Safe Harbor statement within the meaning of the Private Security Litigation Reform Act of 1995 that provides important cautions regarding forward looking statements. Craig, please go ahead.

Craig Shesky: Thank you. Please note that, during this call, certain statements made by the company will be forward-looking and based on management's beliefs and assumptions from information currently available at this time. These statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including those set forth in the Safe Harbor provisions or forward-looking statements that can be found at the end of our third quarter 2021 corporate update press release.

Such statements may also be found in a Form 10-Q when it's available and other reports filed with the SEC, all that provide further detail about the risks related to our business. Additionally, please note that the company's actual results may differ materially from those anticipated and except as required by law. We undertake no obligation to update any forward-looking statement.

The slide deck is available on our website at investors.metals.co. I'm now happy to turn it over to Gerard Barron, The Metals Company’s Chairman and Chief Executive Officer. Gerard, please go ahead.

Gerard Barron: Thank you Craig, and good afternoon. Thank you all for joining us today for our third quarter corporate update conference call. You're welcome to follow along with our slide deck or if joining us by phone, you can access it at anytime at metals.co. Today, we'll be reviewing recently completed business combination, our financial and project development highlights and expected upcoming milestones for the company.

I'd like to begin with a recap on recent market developments and how we believe The Metals Company could fit into the big picture. The green future is metallic. At COP26, the world's governments are committing to a rapid transformation of energy and transport. What's catching people by surprise is that this transition starts and ends with metals.

Last year, the World Bank pointed out that we will need to extract 2 to 3 billion tons of metal by 2050, a five-fold increase in production. A couple of months back, the International Energy Agency ran an analysis of their own and arrived at the conclusion that, to hit net zero globally by 2050, would require six times more mineral inputs than 2040 than today. In an attempt to get the message across, an industry analyst firm, WoodMac, in October, did not mince words. The energy transition starts and ends with metals.

To hit the 1.5 degree Celsius target, a fivefold increase in base metal supply would be needed, requiring an investment of $2 trillion. Meeting demand could be mission impossible. As we hurry to get out of one extractive industry in fossil fuels, the fact that the whole enterprise depends on scaling up another extractive industry in metals is understandably a hard pill to swallow. But, we cannot afford to ignore it because you can't build your gigafactories and renewable power out of thin air.

If you look at the US, it's been a dizzying few months. To electrify US car sales, you need about 1.2 terawatt in battery cell production capacity. In August, President Biden outlined the target of 50% EV sales share in 2030. His announcement was followed by a flurry of industry announcements to construct gigafactories in the US, but not much detail around how these gigafactories will be supplied with raw materials.

They do need to worry about this now because it takes on average about a decade to permit and develop a new mine, even longer in the US. 2030 is already yesterday with respect to the United States’ domestic capability to meet the expected demand. So, where will the battery metals come from? Let's imagine that the US implements mining permitting reform and moves as quickly as China.

In that scenario, we think the US might be able to solve copper and maybe find some more lithium, but we don't think you can solve nickel, cobalt and manganese because the resources aren't there. The plot thickens when you look at the current supply chain from mining, to processing, and refining and cathode material production, it's a 50,000 mile supply chain controlled by China.

The United States spent so much effort to achieve energy independence, only to find itself headed for metal dependence. Metal is the new oil and China is more powerful than OPEC. The Biden administration understands this and nickel has finally been elevated to most critical status and was mentioned 146 times in the 100-day supply chain review.

Building a nickel refinery in the US was framed as the highest short to medium term priority in that document. It so happens that there is a potential solution of the Western seaboard of the United States. This realization is slowly percolating through the system. Over the summer, the Wilson Center, a key nonpartisan policy forum in the US, held a dialogue with key level groups of stakeholders trying to find solutions to the troubling scenario faced by the United States when it comes to the supply chain for critical minerals.

Their report acknowledged the significant domestic opportunity to get the nickel, cobalt, and manganese from polymetallic nodules in the Clarion-Clipperton Zone. Developing the nodule resource offers a 1500-mile supply chain and an opportunity to reshore processing and refining in the US.

Here is what a polymetallic nodule field looks like. These images were taken at 4.3 kilometer depth, and the view is about 1.2 meters above the seafloor. You can see continuous nodule coverage, and nodules formed by precipitating metals that are in solution in ocean water, and the sediment pore water. These are loose rocks with approximately 95% of nodule mass exposed on top of the seafloor mud.

We are using lighting here for visibility, but otherwise, it's a dark, cold, food-poor place. Limited food means limited life. Indeed, it's one of the lowest biomass places on the planet, compared to deserts on land and an ice-free Arctic and Antarctic. Most life here is bacterial. Once in a while, you can spot a worm or a sponge or a sea star and, in general, animals tend to be small, 4 centimeters is a giant in this world.

It's a fascinating slow-changing world that must be protected and, as a precaution, more area is already under protection here than under exploration. Protected areas account for about 34% of the total Clarion-Clipperton Zone, already exceeding--at least for the CCZ--the global push to protect 30% of the oceans.

In addition to the relative proximity to the US, and the option to process and refine these nodules in the US, this resource has several other advantages. It's abundant, it's the largest estimated source of battery metals on the planet. Our portfolio alone has sufficient estimated in situ quantities of these metals to electrify around 280 million EVs, or the entire US passenger fleet.

And its high grade. On land, you would possibly need three different mines to obtain these metals and the grades of forming. Nodules contain high grades of four metals in a single resource. On average, we need to process several times less mass to get at the same amount of metal.

Security, these nodules sit in international waters and are regulated by an intergovernmental organization, the International Seabed Authority or ISA comprised of 167 member states and the EU.Decisions are subject to intense scrutiny and consensus takes time, but they cannot be changed on the whim of a single government.

Low production cost, so at potential steady state production, we expect to be the second lowest cost nickel producer on the planet, largely due to the high grade multimodal nature of the results.

Low ESG costs, we expect between 70% and 99% reduction of lifecycle ESG impacts. No child labor, no social displacement or no deforestation. Onshore production generates near zero solid waste. We should be able to compress CO2 equivalent emissions by up to 90%. This is all using conventional technology, but we're pushing to do better than that.

We believe it is a much better than the alternatives, but it isn't a miracle. We would be impacting a deep sea environment. A lot of care is going into making sure that we characterize and mitigate our impacts on biodiversity.

What does it take to get to production? It all starts with the resource. We have secured exclusive exploration rights to three areas sponsored by three Pacific island nations.

Next, we have to figure out how much is there and of what quality. We have resource estimates on two of our exploration areas. To move from exploration to exploitation, we need to secure an ISA exploitation contract. How do we pick up nodules from 4-kilometer depths? Well, the basic technology was successfully demonstrated back in the 1970s, but we have to design and test our own system and we're doing this in partnership with Allseas.

What are the environmental impacts of nodule collection and how do we mitigate them? Here, we have a much higher bar than most projects on land. First, we must baseline the marine environments from sea floor to surface. Then we must run our pilot system and monitor and measure its environmental impacts. The deliverable here is an Environmental Impact Statement that is an important part of our applications to the ISA, for an exploitation contract.

Once you had the nodules, how do you turn them into metals? Well, we invested effort in developing two different flow sheets and chose to go with the lower risk option for our development and operational plans. It uses conventional equipment and we expect to generate near zero solid waste. We have to model it, then test at lab and pilot scale.

Before any production, we need to make sure our project is economically viable. We go through a sequence of studies with increasing levels of confidence on project economics. We started with an initial assessment, but we are now in the middle of our pre-feasibility study, followed by a bankable feasibility study. We currently have sufficient level of cash to fund the milestones highlighted in blue. We believe that the four most important are:

Firstly, to complete onshore pilot plan program to process and refine polymetallic nodules into critical metals.

Secondly, to build and deploy a pilot collection system to lift nodules to the surface with a dual focus on operational performance and environmental impact mitigation, and thirdly, to complete the offshore Environmental Impact Statement of future production on NORI-D, and then finally, submitted application to the ISA for an exploitation contract for the NORI-D area.

So, where do we stand at the end of Q3 2021? As mentioned previously, our business combination with Sustainable Opportunity Acquisition Corp was completed on September 9th, 2021. The company renamed to TMC, The Metals Company, and on September 10th, 2021, we commenced trading on NASDAQ. TMC received approximately $137 million in cash prior to transaction fees, including approximately $27 million from the SOAC trust account after accounting for redemptions.

As we've noted previously, SOAC entered into subscription agreements for a $330 million PIPE, but only $110 million of the PIPE funding has been received to date. SOAC and TMC continue to seek to enforce the funding obligations. Two lawsuits have been filed against the non-performing investors in New York State Court.

With cash in bank of approximately $113 million at September 30, we have maintained our expectations of funding our operations through the key milestone of submitting our application for an exploitation contract to ISA in Q3 2023. In terms of project development, it's been a record-setting nine months. You can see the highlights on this slide. I'd like to share some of these in more detail. To date, our technical resource statements were done in compliance with a stringent Canadian 43-101 standard.

To become a US-listed entity, we had to comply with the SEC Regulation SK 1300 standards, and accordingly, AMC Consultants reissued technical resource statements on NORI and TOML areas reconfirming total estimated resource of 1.6 billion wet tons of nodules in situ resource of nickel, copper, cobalt, and manganese equivalent to the requirements for 280 million electric vehicles.

One way to understand the significance of this resource is to compare it to other undeveloped and producing projects. Nickel is a key metal for us representing almost half of our expected future revenues. As you can see on the left side of this page, our estimated resource is significantly larger than other known undeveloped nickel projects.

Earlier this year, Mining.com ranked just our NORI-D asset as the largest undeveloped nickel project on the planet. If you convert all the metal contents into a nickel equivalent grade at 3.2%, no other undeveloped or producing project comes close.

Resource quality translates into attractive economics. Back in March, AMC Consultants issued a SEC Regulation, SK 1300 compliant, initial ssessment of project economics for the NORI-D area.

This area represents about 22% of our total estimated portfolio and is expected to have a net present value of $6.8 billion using very conservative commodity prices. As you may know, the prices of most of our metals have reached multi-year highs. At current prices, the net present value would nearly double.

Q3 saw an important milestone on the regulatory side. For us to move from exploration to exploitation, the International Seabed Authority needs to complete the adoption of the exploitation regime. The work on this regime started already back in 2011, but completion targeted at July 2020 was disrupted by COVID.

To increased regulatory certainty, at the end of June, the Republic of Nauru, the sponsoring state of the NORI area, exercised its sovereign rights under Section 1, paragraph 15 at the 1994 Agreement relating to the implementation of Part XI of the United Nations Convention of the Law of the Sea, UNCLOS, by submitting a two-year notice. This notice has obliged the ISA to complete the adoption of exploitation regulations within two years of the request made by the member state.

In response, the ISA has put together a work program to meet the deadline. The outcome we are hoping for is that the ISA deliver on their work program and complete the adoption of the regulations with the consensus of the 167 nations and the EU behind them. However, the 1994 implementation agreement does lay out what happens if this does not materialize.

If the ISA has not completed the adoption of such regulations within the prescribed time and an application for approval of a plan of work for exploitation is pending before the ISA, the ISA shall nonetheless consider and provisionally approve such plan of work. We expect that our subsidiary NORI will have submitted its plan of work for exploitation within the prescribed timeframe, so to take at least 315 days to review it and decide. If no changes are requested and the application is approved, we can expect to start production in Q3 2024 subject to our ability to fund the development of Project Zero.

Putting together an application is a multi-year effort that includes a comprehensive environmental impact statement or EIS. The foundation of the EIS is collecting baseline data on the environment. Now, we need to understand the pre-impact state so we can compare it to what happens after nodule collection. While we started doing environmental data collection campaigns several years ago, this has been a record for us with four campaigns and 148 days spent at sea in the first nine months of this year all completed safely, with all the data collection goals accomplished by our research partners and under superb management of our vessel operation partner, Maersk Supply Services.

The last completed campaign, 5C, had researchers from the University of Hawaii, Texas A&M and the Japan Agency for Marine-EarthScience and Technology or JAMSTEC. One of the campaign achievements was sampling pelagic biota at depths down to 4,000 meters marking what we believe was the world's first deep MOCNESS net tow in the Eastern Tropical Pacific Ocean.

I've just returned from San Diego, where we are mobilizing for the fifth campaign this year and the final of our baseline data collection campaigns. Baseline data will have been collected by the end of 2021 but the analysis will take some time. In parallel, together with our offshore partner, Allseas, we've been building a pilot collection system in the Netherlands. The system consists of a surface production vessel, sea floor collector robot and an airlift riser system.

The Hidden Gem, a former drill ship acquired by Allseas last year is in Rotterdam undergoing conversion into the surface production vessel. It is expected to be the first ship classified as a sub-sea mining vessel by the American Bureau of Shipping. The red launch and recovery system that you can see in the middle, used to lower and retrieve collector robots, has already been installed.

The collector robot is being assembled as well and you can see the current state of our collector on the right-hand side picture. These images were taken at the end of October when we invited key stakeholders to Rotterdam to review progress on the conversion of the Hidden Gem and the assembly of our collector robot.

We are targeting system completion at the end of this year followed by wet collector drive test in the North Sea and full pilot system trial in the NORI-D area in the Pacific next year. Even a pilot trial requires an environmental impact statement of its own, and our subsidiary NORI submitted the EIS for the upcoming pilot trial to the ISA in July 21. We are planning a 12-week trial with about 260 hours of system operation and the directly impacted area is small. It's 0.5 of one square kilometer.

One of the high-profile issues addressed in the EIS is the potential environmental impact of plumes. Plumes are essentially suspended seafloor mud particles. Early speculations about plumes suggested giant clouds of mud will be traveling through thousands of kilometers, either staying suspended for long periods of time or falling out and suffocating organisms in protected areas.

We believe these initial speculations are proving to be wildly exaggerated. Modeling by a third-party expert DHI, using metocean data collected from NORI-D and using NORI-D sediment properties, supports predictions that plumes from the pilot system will be limited and localized. Although the pilot system is smaller than the production system, we believe it is representative of the relative order of magnitude of the impacts that we can expect from the production system.

Results from DHI are consistent with the work published by MIT on seafloor and midwater plumes. Furthermore, for seafloor plumes, our results are consistent with field observations by the German contractor, BGR, and the Belgian contractor, GSR, who did a seafloor collector test into the CCZ earlier this year and we look forward to having our own field observations next year.

While our work offshore gets a lot of coverage, I personally get as excited about what we've been able to achieve onshore. For anyone wondering whether we can turn nodules into valuable critical metals, the answer now is a resounding yes.

First, our pilot program turned nodules into a manganese silicate product that can go directly into manganese-alloy production and a nickel-copper-cobalt alloy, an intermediate product that can be used as feedstock in some of the existing smelting and refining operations. I just held up what an alloy looks like.

Then we have been able to convert the nickel, copper, cobalt alloy into matte, a further intermediate product that could go into most nickel refineries and here is what matte looks like. We have started on the final part of our pilot plan program. That is turning matte into nickel sulfate, cobalt sulfate and copper cathode. Looking forward, here is an overview of what we are focusing on next. It will be an equally intense six to nine months for us. Firstly, securing funding to get into production in 2024 is my number one priority.

Securing bankable offtakes for Project Zero production, finalizing Project Zero economics with Allseas and securing an onshore partnership and site. In parallel, we are in active discussions with strategic parties who can help us get to full scale production, ideally in the United States. They include car makers, cathode material manufacturers, mining majors, oil and gas majors and EPC companies.

Offshore, the pilot trial of our offshore collection system is a major event. While there have been collector robot tests on the sea floor, a full system test including the riser has not been done since the 1970s. A digital twin system for a nodule collection operation has never been developed and operated either, so this is another exciting development for us.

Onshore, we anticipate that we will complete our pilot plan program going from nodules to battery cathode precursor materials and copper cathode. With that, I am turning over to Craig to speak on TMC’s recent third quarter and year-to-date financial statements.

Craig: Thank you very much, Gerard. Before we get into the results, I do want to draw your attention to certain restatements to our first quarter and second quarter 2021 financials which were included in our recent press release.

Now, the restatements resulted from, A, certain invoices for exploration expenses not being appropriately accrued as of June 30th, 2021 and, B, expensing of options granted in the first quarter of 2021 based on the grantee's historical start date with the company rather than the grant date of the options on March 4th, 2021.

More information is provided in the accompanying press release as well as our soon-to-be filed 10-Q. Now, in terms of the financial results for the third quarter of 2021, the company reported a net loss of $36.7 million or 18 cents per share compared to TMC’s net loss of $6.8 million of 4 cents per share for the third quarter of 2020.

The higher net loss was mainly attributable to $12.9 million in milestone payments accrued under the amended pilot mining test system agreement with Allseas and a $2.8 million increase in offshore campaign expense, given increased offshore activity versus the prior year period. Exploration expenses during the third quarter of 2021 were $23.8 million compared to $4.6 million for the third quarter of 2020 also explained by the Allseas milestone payments and increased offshore expense. General and administrative expenses were $13.3 million for the third quarter of 2021, compared to the $2.2 million for the third quarter of 2020, mainly driven by higher non-cash stock-based comp expense and overall higher costs as a result of being a public company.

Now, excluding direct transaction costs related to the business combination, free cash flow for the third quarter of 2021 was negative $9.8 million compared to negative $3.8 million in the third quarter of 2020. For the nine months ended September 30th, 2021, the company reported a net loss of $121.5 million compared to $39.5 million in the prior year period.

Exploration expenses increased from $35.7 million to $80.2 million and G&A expenses increased from $3.8 million to $41.0 million during the first nine months of 2021. The largest increases both in exploration expenses and G&A expenses were stock options for DeepGreen employees and contractors in the first quarter of 2021, before the business combination was finalized.

This represents the catch-up equity awards for key employees who have been progressing the project over the last several years, and of course retaining our key employees is a very high priority for us. Excluding non-recurring items, free cash flow for the first nine months of 2021 was negative $23.8 million compared to negative $21.4 million in the first nine months of 2020. With that, I will turn it back over to Gerard for some final comments.

Gerard: Thanks, Craig. Before we go to questions, let me address the recent short report. Clearly, this report was written by someone who doesn't know much about resource economics. Resource quality drives the value of exploration contract, not the fee you pay to apply for the contract. We acquired the TOML asset for $32 million from a third party who had no relation to any of the shareholders, or executives of TMC or DeepGreen.

By the time of the acquisition in 2020, TOML had conducted several resource definition campaigns and had 43-101 compliant resource of 756 million tons of wet nodules. For comparison, NORI-D has a 43-101 compliant resource of 356 million tons. So, less than half of the TOML resource. It has an SEC SK 1300 compliant initial assessment signed off by independent experts with an NPV of $6.8 billion.

If we use today's commodity prices, that NPV would exceed $12 billion. I think a $32 million acquisition of the TOML asset was an outstanding deal by any measure. It's also worth noting that, in our opinion, that nearly all of the good ground has already been claimed in the CCZ. If the short seller believes getting an exploration contract for an area with high quality resource and sponsorship from a sovereign nation is as easy as paying $250,000 contract application fee, well, you should go ahead and try it.

The report also suggests that we overstated our exploration expenses for NORI, and that is also incorrect. As part of the business combination, we were required to adjust our accounting from IFRS to US GAAP, and that meant we needed to fair value the shares we paid to Maersk resulting in the increase from $14.9 million to $35.4 million.

TMC is SEC regulated company. We take our compliance very seriously, but more importantly, we're a company that values transparency. Nothing in this agenda-driven report causes me any concern, and we have purposely not commented on this report because the assertations were so unserious. They did not warrant a reply.

Given that retail investors have asked me to, however, here it is.

So, the energy transition starts and ends with metals. Gigafactories can't make batteries out of thin air and TMC is developing a massive resource that can truly move the needle in terms of metal feedstock for gigafactories, while also shortening supply chains, compressing the ESG impacts, and helping to ensure mineral independence for the United States. We have made an incredible amount of progress on the project this year: onshore, offshore and environmental, and we're just getting warmed up. With that, we'll turn it back to the operator for some questions.

Moderator: Certainly. We will now begin the question and answer session. If you would like to ask a question, please press star followed by one on your telephone keypad. If for any reason you would like to remove that question, please press star followed by two. Again, to ask a question, please press star one. As a reminder, if you're using a speakerphone, please remember to pick up your handset before asking your question.

We will pause here briefly to allow questions to generate in queue. The first question that’s on the line is Daniel Ives with Wedbush. You may proceed.

Daniel Ives: Thanks. Can we just first talk about how conversations maybe have changed, whether strategic partners or within the auto food chain over the last, let’s call it, six months? Is there a discernible change just given more of the acceleration that EV need for lithium?

Gerard: Yes. Hi, Dan. Absolutely. There has been a discernible change. Of course, while there is lithium in our nodules, we don't focus on it as a product. I think auto makers have historically been the very dominant party when it comes to supply chain. Obviously, with the semiconductor experience in the past year, it's highlighted how raw materials can really disrupt the business.

Now, the whole transition to electric vehicles has really sped up, I guess, since COVID came. Obviously, the stimulus packages been announced by President Biden and others means that everyone wants to catch up and go electric. All of a sudden, while historically they have pushed those conversations under the supply chain, now it is not that easy.

Now, they realize that they have to get control of supply. Availability, price, sustainability are the key drivers for those auto makers and we're having very different conversations with them today compared to even six months ago.

Daniel: Great. Obviously, you've gone through in slides, but when we think about 2022, what are like, let's call it like the three top priorities in terms of from an we'll call it a strategic perspective that we want to be at a year from now as you're looking ahead. Can you detail those again?

Gerard: Sure. Well, from the project perspective, the priorities are, this time next year, we will have completed our offshore pilot mining trial, pilot collecting trial. That will be the full end-to-end system. As I mentioned earlier, there has been a trial earlier by the Belgian contractor of the collective vehicle. It was very successful, but this is different. In February last year, Allseas, our partner acquired the Hidden Gem. It's a 228-meter production vessel.

Formally a drill ship that would be-- I think it's ticket price was $700 million 10 years ago and they bought it for low tens of millions of dollars. They are busy converting that now. In fact, I looked at the sheets, there were around 240 people at Allseas working on that conversion last month. By this time next year, we will have been to the license area. We will have conducted that harvesting trial and observed it. That's an important part of the permitting process because we have to demonstrate, and we have to report on the impacts.

The same as onshore, we've already completed our pyrometallurgical pilot plant processing work. We're in the early phases of our hydromet work, but as I mentioned, the hydromet is very low risk. We're adopting a process that is carried out by many other refiners all around the world. We see that as very low risk.

I guess, the really exciting thing will be more environmental papers being published, more environmental results, because of course, that's what everyone wants to know. What are the impacts? As I reported on the plume, our estimation is that the plume will travel five to six meters above the ocean floor and that is consistent with the MIT published papers. They put out two papers this year.

The GSR and BGR news that they released earlier this year from their actual trials in the CCZ, which is an area very near us. More of that environmental data being released is something we're really looking forward to. Then on the strategic side, we are talking, as I said, with companies from the resources sector, the mining sector, as we know, from the oil and gas sector and also with customers and intermediate players.

I think the thing that will really get this opportunity alive will be consumer-facing brands engaging. I think that consumer-facing brands will come as a result of more environmental evidence, supporting the lower impact of making battery metals for our nodules compared to land-based ores. Some of the other players, the resource companies, there's no doubt they'll move faster, in my opinion, because you just don't find all bodies around the world of this size and this quality.

Daniel: Thanks.

Moderator: Thank you, Mr. Ives. The next question is from the line of Subash Chandra, with Benchmark. You may proceed.

Subash Chandra: Thank you. I'm looking at I think slide 11, a lot of stuff going on. It doesn't seem like there's been any changes to the to-do list despite the failure of a couple of those hedge funds or whoever that came up short on their PIPE commitment, private equity. I'm curious, what adjustments do you have to make and at what point do you think in some of these things you're working on bankable offtake negotiating with Allseas or strategic partnerships for project one and beyond? At what point, what's the event do you think that, I guess, gives the market confidence in the liquidity to get to a full production and get through Project Zero?

Gerard: Sure. Thanks for the question, Subash. Well, there's no doubt we were disappointed to raise less money than we had anticipated. We always plan to take more money because it would fund us all the way through the production. In fact, it would've funded us through until 2025. But as you point out on slide 11, there's still a lot of work to be done.

Fortunately, we have sufficient capital to do the really value adding stuff at the moment which is the offshore pilot, the onshore pilot for assessing work, all of the environmental impact studies, and of course, be ready to submit our application in Q3 of 2023. What we don't have money for is to fund that first production, what we called Project Zero.

However, one of the great advantages of the partners that we have chosen is that Allseas acquired that production vessel in 2021-- sorry, 2020 in February. That production vessel is being fitted out for the pilot trials. In fact, it came out of dry dock some weeks ago. We had a crew of people on it inspecting a couple of weeks ago, stakeholder day.

It will be in the Atlantic doing trials straight after Christmas. We will be busy figuring out through all of the strategics that I mentioned during my presentation about what those funding options will be to get us into that first production, but we have a lot of choices there. For example, even on the production vessel, you're seeing the numbers, there's margin in this ore body.

So, if we had to sacrifice some OpEx for CapEx, then that's an option that's always available to us. I remain confident that, based on the size and quality of the resource that we will have solved that funding issue before it starts impacting production on 2024.

Craig: Yes. I may just add in there too. One of the big takeaways from the event in Rotterdam a couple of weeks ago was it's just great to be able to share with all the stakeholders, other potential investors or strategics, et cetera, the tangibility of that progress because they know about the size of the resource, they know how attractive it is. As we continue to hit these milestones over the next two years with the cash that we have on hand, that'll just increase the certainty and continue to de-risk.

Obviously, we are disappointed in the situation with the PIPE, but it did refocus us on making sure we get the boat on the water, showing the successful collector test, showing that we can convert these nodules into usable metal, which we're making great strides on. That'll put us in even better position when it comes to raising the additional capital.

Subash: Okay. Maybe a little hope there. Two years is a long time, and certainly seems like the macro trends are in your favor and your options should solidify if not improve, but at what point is Project Zero capital in question?

Gerard: Yes, we need to solve that by Q1 2023.

Subash: Okay. Great. Follow-up here, this is my second follow-up. I think you talked about the public comment period. I think for the NORI, for the pilot, and it might be on the website but I haven't checked, any color on what the initial comments look like and what they might be concerned about or how excited they might be about the CCZ mining pilot?

Gerard: Subash, would you just repeat the first part of that question? The comments about what? Is it about the environmental?

Subash: Yes. I think there's a public comment period for the CCZ mining pilot, and I thought the public comment period had already been opened, and if you had any color on what's the most initial comments have been focusing on?

Gerard: Sorry, I understand now. Yes, look, it's an open period now and we're engaging with all those stakeholders through a stakeholder engagement program. I think the feedback we've been receiving from the extensive paper that we launched and that's available on our website and also the ISA website has been very complimentary to the range of the scope of that study. We certainly don't see any showstoppers in it.

Subash: Okay, thank you.

Moderator: Thank you, Mr. Chandra. Again, to ask a question, please press star followed by one on your telephone keypad. The next question, that’s on the line of Malcolm MacDonald with Bank of America. You may proceed.

Malcom MacDonald: Hey guys, quick question. Why does it take 315 days for the ISA to make a decision?

Malcom: Sorry. Go ahead.

Gerard: That's the process that they have laid out. It goes to the Legal and Technical Commission and it's a big document. There'll be real barriers to carry it in there. That's just the process that they have laid out and it's encouraging to see how the ISA is preparing for that as well. They are recruiting heavily. They are bringing in lots of expertise to be able to make these assessments and also to become the regulator.

It's a pretty reliable timeframe from our perspective, I think the one point I would highlight is that the approval process that we have-- and we often talk about the ISA as a regulator, why we're very happy with them. The ISA was set up in 1994 and it was set up to govern the high seas and to put in place a regulatory framework to allow the development of this resource.

With land based applications, and I just used them as comparison, what you end up finding, of course, changes, you might find governments who get voted out because of their position or their approval. You might find native title claims and so on. Of course, we don't have those issues. We don't see the delays that some land-based projects that are located in a certain jurisdiction would be subjected to. We just don't have those.

Malcolm: Would it be possible for the ISA to make a decision sooner than the 315 days that are allotted?

Gerard: We hope so, and we'll be doing everything to encourage it, but we're not banking on it at the moment. By the way, what happens when we get the boat back? Well, when Allseas bring the boat back from the pilot, it goes straight back into dry dock to have some more modifications made to make it ready for Project Zero production. We're using the time pretty effectively.

We would clearly like to bring theses resource into production as soon as possible, but I think that's a good timeframe. Keep in mind, I made the point during the presentation that permitting process on land is becoming more and more challenging. I think that getting anything approved in a developed country or a developing country does not have a lot of certainty around it in this day and age. I think we're there.

Malcolm: Just a quick follow-up there. Given Macron's statement the other day at COP26, have they been in touch with you guys regarding any offtake? Just a follow up on that, where is China relative to TMC?

Gerard: Well, let me first address Macron. Firstly, thank you President Macron for making those comments because, for those that weren’t aware, he gave an update on his 2030 plan and made the pitch that, for France's future, they need to reindustrialize. They need to create local jobs. That means they're going to need a lot of metals. France is a very large ocean economic zone holder.

They also have a license in the same area that we do. He said polymetallic nodules look like being the solution to that. They have allocated some billions of dollars for the development of that. I think that's significant to have a G7 leader, a European leader come out in support. Of course, we have the leaders from our developing nations, and we have China and Japan and Korea, but to have a president so vocally supporting that was good news.

In regard to China, there is no doubt, they have three licenses. Two have been very close to us. We were in Changsha before COVID struck, my team and I, and we visited China metals, onshore processing pilot plants. They have been processing nodules for 20 years, the same nodules that we're picking up, they have been processing for 20 years.

We also inspected their harvesting system and we understand they've been doing more trials but not in the CCZ, more in their territorial waters. I think it's safe to assume that China is moving. We know they have an insatiable appetite for these important base metals. We always saw it as a good thing that China was involved. I still remain confident that we'll be the first out of the gate.

Craig: Just to expand on that a little bit, as more and more focus has come on this topic over the last year, from policy makers not just in Europe and Asia but in North America as well. When there was the news earlier this year that China was doing some deep water testing for their collector system, there were a lot of inbound calls and emails asking what the implications were.

Certainly, we don't shy away from any competition and, in fact, nothing validates the business model in the company more than other people looking at this resource as well.

Malcom: Thank you. Just one more.

Gerard: If China are collecting nodules to make battery metals, then hopefully that means they're going to be destroying less carbon sinks, less rainforest, less biodiversity. If you look at the only growth avenues of nickel, is from nickel laterites and we know where they form. They form in some of the most biodiverse carbon sinks on our planet, so that's the real enemy here.

Malcolm: Just one more follow up on what you just mentioned. When you go into production, start generating revenue, would you guys consider taking it one more step further in regards to the race to net zero and actually allocate a percentage possibly of your revenue to maybe even reforestation or becoming a leader in terms of ESG and electrifying the world and decarbonization?

Gerard: There's no doubt we want to take that leadership role. Of course, there are a lot of economic benefits that flow from this project, not only to our sponsoring nations, the nations that have impacted climate change least yet are in the front row to be impacted by the effects of climate change through rising sea levels.

Once we're in production, this will deliver them royalties that will provide jobs, training opportunities and having a meaningful impact on their GDP. Of course, a much bigger royalty gets paid for the cost of the regulator that accrues to the world, particularly the landlocked nations. We are building this on an ESG platform. There's no doubt about it. I guess you can expect us to strive for the gold standard when it comes to all of those ESG metrics.

Malcom: Awesome. Thank you so much.

Moderator: Thank you Mr. McDonald. There are no additional questions waiting at this time. I would like to pass the conference back to Craig Shesky for any closing remarks.

Craig: I'll pass it right back to Gerard Barron, our CEO.

Gerard: Well, to conclude our recent accomplishments have been significant and our strategic priorities remain on track to achieve four key milestones by the end of the third quarter 2023 when we expect to submit our application to the International Seabed Authority for an exploitation contract for the NORI-D area.

Thank you for taking your time to join us on the conference call today. It's our first earnings call, so we've been very much looking forward to it. We look forward to speaking to you on our fourth quarter corporate update call in not so many months. Thank you.

Moderator: That concludes The Metals Company third quarter 2021 corporate update conference call. I hope you all enjoy the rest of your day. You may now disconnect your lines.

[END]

Non-GAAP Financial Measures – Free Cash Outflow Excluding Non-Recurring Items

Free cash outflow excluding non-recurring items as used on TMC the metals company Inc.’s (“TMC”) conference call as transcribed in this Exhibit 99.2 is a non-GAAP financial measure. Free cash outflow excluding non-recurring items is used in addition to and in conjunction with results presented in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), and free cash outflow excluding non-recurring items should not be relied upon to the exclusion of U.S. GAAP financial measures. TMC’s management strongly encourages investors to review TMC’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. Free cash outflow excluding non-recurring items, which is reconciled to “net cash used in operating activities", is cash flow from operations reduced by capital expenditures and certain other one-time expenditures. TMC believes that free cash outflow excluding non-recurring items is a useful additional measure to “net cash used in operations” since the excluded expenditures are not a recurring expenditure of operations moving forward and free cash outflow excluding non-recurring items is useful as a measure of TMC’s ability to meet its planned operating obligations moving forward. Free cash outflow excluding non-recurring items, however, has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and different companies define free cash outflow excluding non-recurring items and other measures of free cash flow in different manners and, therefore, TMC’s free cash outflow excluding non-recurring items can not be compared to another company’s use of free cash outflow excluding non-recurring items or any other measure of free cash flow. TMC therefore believes it is important to view free cash outflows excluding non-recurring items as a complement to its entire condensed consolidated statements of cash flows.

A reconciliation of “net cash used in operating activities” to free cash outflow excluding non-recurring items for the three months ended September 30, 2021 and 2020 and for the nine months ended September 30, 2021 and 2020 is as follows:

	Three months ended, September 30,
	2021	2020
Net cash used in operating activities	10,394	3,773
Capital expenditures:	-	-
Free cash outflow	10,394	3,773

Less non-recurring items:
Transaction costs related to the Business Combination	(575)	-
Free cash outflow excluding non-recurring items (1)	9,819	3,773

(1)	Referred to as free cash flow excluding direct transaction costs related to the business combination during the conference call.

	Nine months ended, September 30,
	2021	2020
Net cash used in operating activities	28,339	21,350
Capital expenditures:
Acquisition of exploration contract	3,440	607
Acquisition of equipment	402	-
Free cash outflow	32,181	21,957

Less non-recurring items:
Acquisition of exploration contract	(3,440)	(607)
Transaction costs related to the Business Combination	(4,876)	-
Free cash outflow excluding non-recurring items (1)	23,865	21,530

(1)	Referred to as free cash flow excluding non-recurring items during the conference call.